EXHIBIT 99.2
ANNEX A
Q3 2006 Preliminary Consolidated Financial Results
and Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

	Range for Q3 2006		Actual Q3 2005
	(unaudited)		(unaudited)
Revenue	$298	$301	$261

Adjusted EBITDA per diluted share	$0.19	$0.20	$0.11

Reconciliation of Adjusted EBITDA to income from
continuing operations per diluted share:

Interest income	$(0.01)	$(0.01)	$(0.01)
Depreciation and amortization	0.06	0.06	0.04
Non-cash stock-based compensation	0.04	0.04	—
Non-cash advertising	0.01	0.01	0.01
Legal expense	—	—	0.02
Advisory expense	0.01	0.01	—
Income tax provision	0.01	0.01	0.01
Other expense	—	—	0.01

Income from continuing operations per diluted share	$0.07	$0.08	$0.03

The above results reflect the reclassification of Emdeon Practice Services as a discontinued operation in the current and prior year periods, as a result of the completion of the sale of Emdeon Practice Services to Sage Software in September 2006.